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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


===============================================================================
1. Name and Address of Reporting Person*

   Waveland International, Ltd.
-------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

          333 W. Wacker Drive, Suite 1600
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                                    (Street)

   Chicago                          Illinois                      60606
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   (City)                           (State)                       (Zip)


===============================================================================
2. Date of Event Requiring Statement (Month/Day/Year)


             December 28, 1998
===============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


===============================================================================
4. Issuer Name and Ticker or Trading Symbol

      Heartland Partners, L.P. (AMEX:HTC)
===============================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

===============================================================================
6. If Amendment, Date of Original (Month/Year)


===============================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

===============================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
-----------------------------------------------------------------------------------------------------------------------------------


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Class A Limited Partnership Units         240,289                      D
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===================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct     6. Nature of
                         ----------------------                            or               Exercise       (D) or        Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)           Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

Explanation of Responses:



WAVELAND INTERNATIONAL, LTD.

By:  /s/ David S. Richter                                     January 7, 1999
--------------------------------------------            -----------------------
    David S. Richter, President                                  Date
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

(122795DTI)







                                 ATTACHMENT

     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 5(b)(v) of Form 3, the undersigned hereby execute this attachment as joint filers with respect to the foregoing
Initial Statement of Beneficial Ownership of Securities (Date of Event Requiring Statement - 12/28/98) regarding certain Class A Limited
Partnership Units of Heartland Partners, L.P. (AMEX: HTC):


     WAVELAND PARTNERS, L.P.
     333 West Wacker Drive, Suite 1600
     Chicago, Illinois 60606
     By: Waveland Capital Management, L.P.
         Its: General Partner
         By:  Clincher Capital Corporation
              Its: General Partner

              By:   /s/ David S. Richter
                   ----------------------------
                   David S. Richter, President

     WAVELAND CAPITAL MANAGEMENT, L.P.
     333 West Wacker Drive, Suite 1600
     Chicago, Illinois 60606
     By: Clincher Capital Corporation
         Its: General Partner

              By:   /s/ David S. Richter
                   ----------------------------
                   David S. Richter, President

     CLINCHER CAPITAL CORPORATION
     333 West Wacker Drive, Suite 1600
     Chicago, Illinois 60606

              By:   /s/ David S. Richter
                   ----------------------------
                   David S. Richter, President


     WAVELAND CAPITAL MANAGEMENT, LLC
     333 West Wacker Drive, Suite 1600
     Chicago, Illinois 60606


              By:   /s/ David S. Richter
                   ----------------------------
                   David S. Richter, Manager

     WAVELAND PARTNERS, LTD.
     333 West Wacker Drive, Suite 1600
     Chicago, Illinois 60606

              By:   /s/ David S. Richter
                   ----------------------------
                   David S. Richter, President